UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

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XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

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Cayman Islands	1-10809	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, in connection with the appointment of Joseph Mauriello to the Audit Committee of the Board of Directors (the “Board”) of XL Capital Ltd (the “Company”) as described under Item 5.02 below, the Company agreed to pay to Mr. Mauriello a retainer fee equal to a pro rata share of the annual retainer payable to members of the Audit Committee, as set forth in the Company’s Current Report on Form 8-K, filed on June 27, 2005 (the “Current Report on Form 8-K for June 2005”), until the Company’s 2006 annual general meeting of shareholders. In addition, as a member of the Audit Committee and the Nominating and Governance Committee, as described under Item 5.02 below, Mr. Mauriello is entitled to a per meeting fee equal to the per meeting fee payable to members of the Audit Committee, as set forth in the Current Report on Form 8-K for June 2005, and the Nominating and Governance Committee, as set forth in the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 24, 2005, as applicable.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 24, 2006, the Board, acting upon the recommendation of its Nominating and Governance Committee, ratified and approved Mr. Mauriello’s appointment to the Audit Committee and the Nominating and Governance Committee of the Board and changed Mr. Mauriello’s Board Class assignment to Class III. As a Class III Director, Mr. Mauriello will be standing for re-election at the Company’s 2007 annual general meeting of shareholders. On February 24, 2006, the Board also determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 401(h) of Regulation S-K). There are no arrangements or understandings between Mr. Mauriello and any other person pursuant to which Mr. Mauriello was selected to serve as a director. No information called for by Item 404(a) of Regulation S-K is required to be disclosed herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006

XL CAPITAL LTD
(Registrant)

By: /s/ Fiona Luck
Name: Fiona Luck
Title: Executive Vice President,
Global Head of Corporate Services &
Assistant Secretary